Exhibit 5.1

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street
Suite 1100
Miami, FL 33131

T: 305 374 5600
F: 305 374 5095

April 6, 2021

Karat Packaging Inc.

6185 Kimball Avenue

Chino, California 91708

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Karat Packaging Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, Registration No. 333-253270 (such registration statement, as amended, is herein referred to as the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), the offering and sale of up to 4,542,500 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"). The Common Stock is to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Stifel, Nicolaus & Company, Incorporated (the “Representative”), as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), the form of which agreement is filed as an exhibit to the Registration Statement. The sale of all of the Common Stock by the Company to the Underwriters is being registered. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement as filed with the Commission on February 18, 2021 under the Act; (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on March 30, 2021 under the Act; (iii) Amendment No. 2 to the Registration Statement as filed with the Commission on April 6, 2021 under the Act; (iv) the form of Underwriting Agreement; (v) the Certificate of Incorporation of the Company as currently in effect; (vi) the Bylaws of the Company as currently in effect; and (vii) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to the issuance and sale of the Common Stock and other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

akerman.com

Karat Packaging Inc.

April 6, 2021

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Common Stock, when issued and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Common Stock will be issued in compliance with all applicable state securities or blue sky laws.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Akerman LLP